UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)
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FIRST CHARTER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 22, 2006
Dear Fellow Shareholder:
     You are cordially invited to attend the Annual Meeting of Shareholders of First Charter Corporation, which will be held at the First Charter Center at 10200 David Taylor Drive, Charlotte, North Carolina on April 26, 2006. The meeting will begin at 10:00 a.m.
     The business to be conducted at the Annual Meeting is described in the accompanying Notice of Annual Meeting and Proxy Statement, and I invite you to pay careful attention to both of these documents. In addition, attached to the back of the Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2005.
     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you choose to attend, I urge you to sign, date, and promptly return the proxy card in the enclosed postage-paid envelope. You may also vote on the Internet or by telephone. Instructions for those voting methods are listed on your proxy card.
     For your convenience, our shareholders may listen to the Annual Meeting on the Internet by visiting our website at www.FirstCharter.com and following the link provided under our “Investor Relations” section. Replays of the Annual Meeting will be made available for 14 days following the Annual Meeting.
     Thank you for your interest in First Charter. We look forward to your continued support throughout 2006.

Sincerely,

Robert E. James, Jr.
President and Chief Executive Officer

FIRST CHARTER CORPORATION
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on April 26, 2006
TO THE SHAREHOLDERS:
     The Annual Meeting of Shareholders of First Charter Corporation will be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina on Wednesday, April 26, 2006 at 10:00 a.m., for the following purposes:
1.	To elect five directors with terms expiring in 2009 and one director with a term expiring in 2007;

2.	To ratify the action of our Audit Committee in appointing KPMG LLP as our independent registered public accountants for 2006; and

3.	To transact any other business properly brought before the meeting or any adjournment thereof.
     We have fixed March 8, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the meeting and at any adjournment thereof.
     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please sign, date and return the accompanying proxy card promptly (or vote by phone or on the Internet in accordance with the instructions on the proxy card), so that your shares may be represented and voted at the Annual Meeting.

By order of the Board of Directors,

Stephen J. Antal
Senior Vice President, General Counsel
and Corporate Secretary
March 22, 2006

FIRST CHARTER CORPORATION
10200 David Taylor Drive
Charlotte, North Carolina 28262-2373

PROXY STATEMENT

2006 Annual Meeting of Shareholders
to be held on April 26, 2006
INFORMATION ABOUT ANNUAL MEETING AND VOTING
Background Information
     The principal executive offices of First Charter Corporation are located at 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373 and our telephone number is (704) 688-4300. We own all of the outstanding capital stock of First Charter Bank, a North Carolina state bank (“FCB”).
     References throughout this Proxy Statement to the “Corporation” (as well as the words “we,” “us” and “our”) refer to First Charter Corporation. References to “you” or “your” refer to our shareholders. The term “Common Stock” means the Corporation’s outstanding common stock.
Purpose of Proxy Statement
     The Board of Directors of First Charter Corporation is soliciting your proxy for voting at our Annual Meeting of Shareholders to be held on Wednesday, April 26, 2006 at 10:00 a.m., at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina. This Proxy Statement will be mailed to shareholders on or about March 22, 2006.
Business to be Transacted
     At the Annual Meeting, we will ask you to:
•	Elect five directors with terms expiring in 2009 and one director with a term expiring in 2007;

•	Ratify the action of our Audit Committee in appointing KPMG LLP as our independent registered public accountants for 2006; and

•	Consider and vote upon any other business properly brought before the meeting.
     No other items are scheduled to be voted upon.
Who May Vote
     Shareholders as of the close of business on March 8, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each of the matters voted upon at the meeting, except that shares held by FCB, whether or not held in a fiduciary capacity, may not be voted by FCB in the election of directors, but will be counted for purposes of determining a quorum for the transaction of business at the Annual Meeting.

How to Vote
     Shareholders may vote at the Annual Meeting:
•	In person;

•	By mail via your proxy card;

•	By telephone in accordance with the instructions on your proxy card; or

•	On the Internet in accordance with the instructions on your proxy card.
Quorum to Transact Business
     A quorum for the transaction of business at the Annual Meeting consists of the majority of the issued and outstanding shares of Common Stock entitled to vote on a particular matter, present in person or represented by proxy. As of the Record Date, 30,880,174 shares of Common Stock were issued and outstanding. If you attend in person and indicate your presence, or mail in a properly dated proxy card or vote by phone or on the Internet in accordance with the instructions on the proxy card, your shares will be counted toward a quorum.
Voting of Shares Via Proxy
     If you have submitted a properly executed proxy via the mail (or if you vote by phone or on the Internet in accordance with the instructions on the proxy card) and a quorum is established, your shares will be voted as you indicate. However, if you mail in your proxy card and sign and date your card, but do not mark it, your shares will be voted in favor of the election of all of the nominated directors, and in favor of ratifying KPMG LLP as our independent registered public accountants for 2006. If you sign and date your proxy card and withhold voting for any or all of the nominated directors (as explained on the proxy card) or abstain regarding any of the other matters to be voted upon, your vote will be recorded as being withheld or as an abstention, as the case may be, but it will have no effect on the outcome of the vote. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker non-votes”) will be counted for purposes of determining a quorum but will not affect the outcome of the vote.
Revocation of Proxy
     If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Corporation; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting.
Vote Necessary for Action
     Directors are elected by a plurality vote of shares present at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of affirmative votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our meeting the maximum number of directors to be elected is six. In an uncontested election for directors, the plurality requirement is not a factor. The ratification of the appointment of KPMG LLP as our independent registered public accountants for 2006 requires an affirmative vote of the majority of the shares present and voting at the meeting.

Duplicate Proxy Statements and Cards
     You may receive more than one proxy statement, proxy card or Annual Report. This duplication will occur if title to your shares is registered differently or your shares are in more than one type of account maintained by Registrar and Transfer Company, our transfer agent. To have all your shares voted, please sign, date and return all proxy cards or make sure that you vote all of your shares by phone or on the Internet.
Other Business
     We know of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly presented at the meeting, your signed and dated proxy card, or your vote by telephone or on the Internet, gives authority to Charles A. Caswell and Robin S. Leslie to vote your shares in accordance with their best judgement.
Expenses of Solicitation
     We will pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally or by telephone, by our officers and employees without additional compensation. We will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.
ELECTION OF DIRECTORS
     Our Articles of Incorporation and Bylaws provide that the Board of Directors will consist of at least five but not more than twenty-five members. The exact number of directors is determined by either the vote of at least 75% of the members of the Board of Directors or by a vote of the shareholders. The directors are divided into three classes having staggered three-year terms. Each class of directors is as nearly equal in number as possible.
     Our Bylaws provide that a director’s term will expire at the first shareholders’ meeting after that director reaches age 70. Mr. Harold D. Alexander, whose term as a director would have expired in 2007, turned 70 during the past year. The term of this director will expire at the Annual Meeting. The number of directors is currently fixed at sixteen and will continue to be fixed at sixteen upon the retirement of Mr. Alexander. The Board of Directors has not identified a suitable candidate to fill this vacancy, and the vacancy will remain open and will not be filled at the Annual Meeting. In the event that the Board of Directors appoints an individual to fill this vacancy, such individual would be required to stand for election at the next Annual Meeting of Shareholders immediately following his or her appointment. Proxies may not be voted for a number of persons greater than the number of nominees listed below.
     Effective July 1, 2005 Mr. Robert E. James, Jr., President and Chief Executive Officer of First Charter Bank and Executive Vice President of the Corporation, was also named President and Chief Executive Officer of the Corporation and appointed to the Board of Directors. He succeeded Lawrence M. Kimbrough who, as part of the Board’s management succession plan, undertook President Emeritus status at that time, and formally retired on January 31, 2006. Mr. Kimbrough’s term as a director would have expired in 2007. As an appointed director, Mr. James must stand for election at the Annual Meeting.
     The Board of Directors has nominated the six persons listed below to be elected as directors at the Annual Meeting. Each of the nominees is currently a member of the Board of Directors and is currently in the class of directors with terms expiring at the Annual Meeting. Each of the nominees has been nominated for a term to expire in 2009, except Mr. Walter H. Jones, Jr. Mr. Jones has been nominated for a term to expire in 2007 in order to better balance each of the three classes of directors.
     It is intended that the persons named in the accompanying form of proxy will vote to elect these six nominees listed below unless authority to vote is withheld. The nominees will serve until the 2007 or

2009 Annual Meeting of Shareholders, as applicable, or until an earlier resignation or retirement or until a successor shall be elected and shall qualify to serve. We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy. We recommend a vote FOR all of the nominees for election as directors.
     The names, ages and principal occupations (which have continued for the past five years unless otherwise indicated) and certain other information for each of the nominees and continuing directors are set forth below.
Nominees for Terms Expiring in 2009
     MICHAEL R. COLTRANE, age 59, is the President, Chairman, and Chief Executive Officer of CT Communications, Inc., a telecommunications company. Mr. Coltrane is the Vice Chairman of the Board of the Corporation. He served as a director of the Corporation from 1983 until 1985 and currently has served as a director of the Corporation since 1988. Mr. Coltrane also serves as a director of CT Communications, Inc.
     CHARLES A. JAMES, age 59, is the President of Mt. Pleasant Insurance Agency and the co-owner of Mt. Pleasant Bonded Warehouse, a general commodity storage company. Mr. James has been a director of the Corporation since 2000.
     ROBERT E. JAMES, JR., age 55, has served as the President and Chief Executive Officer of the Corporation since 2005, and of FCB since 2004. He served as Executive Vice President of the Corporation from 1999 to 2005 and Executive Vice President of FCB from 1999 to 2004. He has been a director of the Corporation since July 2005.
     ELLEN L. MESSINGER, age 47, is the Vice President of Messinger Inc., a marketing company. Ms. Messinger has been a director of the Corporation since 2003.
     HUGH H. MORRISON, age 58, is the President of E. L. Morrison Holding Company, Inc., a real estate holding company, owner of M.B. Commercial Real Estate, Inc., a real estate sales, leasing and property management company and owner of Engineered Lumber Supply LLC, a wholesale lumber company. Mr. Morrison has been a director of the Corporation since 1984.
Nominee for Term Expiring in 2007
     WALTER H. JONES, JR., age 64, is a partner in the law firm of Homesley, Jones, Gaines, Dudley, McLurkin & Donaldson, PLLC. Mr. Jones is the Chairman of the Board of FCB and has been a director of the Corporation since 2000.
Continuing Directors with Terms Expiring in 2008
     WILLIAM R. BLACK, age 57, is a medical doctor specializing in oncology. Dr. Black is the Vice Chairman of the Board of FCB and has been a director of the Corporation since 1990.
     JAMES E. BURT, III, age 68, is the Chairman of the Board of the Corporation and has been a director of the Corporation since 2000.
     JERRY A. FELTS, age 65, is a retired partner with the accounting firm of Ernst & Young LLP. Mr. Felts has been a director of the Corporation since 2004.
     JOHN J. GODBOLD, JR., age 64, is the President of Godbold Financial Associates, Inc., a bank consulting company. Mr. Godbold has been a director of the Corporation since 1997.

     L. D. WARLICK, JR., age 66, is the President of Warlick Funeral Home. Mr. Warlick has served as a director of the Corporation since 2000.
     WILLIAM W. WATERS, age 64, is the retired President of Waters Construction Company, a homebuilder. Mr. Waters has been a director of the Corporation since 2000.
Continuing Directors with Terms Expiring in 2007
     SAMUEL C. KING, JR., age 58, is the President of King’s Office Supply, Inc., an office products retailer. Mr. King is also the President of The UPS Store, Lincolnton, North Carolina, a retail packaging and shipping company. Mr. King has been a director of the Corporation since 2000.
     JERRY E. McGEE, age 63, is President of Wingate University. Dr. McGee has been a director of the Corporation since 1995.
     THOMAS R. REVELS, age 53, has been the President of Informed Health LLC, a healthcare service company, since November 2005. Prior to that time he served as President of Healthstat Inc., a healthcare services company, since September 2001. He previously served as the President of Healthgram.com, Inc., an internet healthcare information services company until 2001. Mr. Revels has been a director of the Corporation since 1997.
     Mr. Charles A. James is not related to Mr. Robert E. James, Jr. No director has a family relationship as close as first cousin with any other director, nominee for director or executive officer of the Corporation.
Compensation of Directors
     During 2005, each director of the Corporation who was not employed by the Corporation or its subsidiaries (an “outside director”) was paid director fees of (1) $1,500 per quarter for his or her services as a director, (2) $750 for each meeting of the Board of Directors of the Corporation attended, and (3) $500 for each committee meeting attended. During 2006, outside directors will receive (1) $3,000 per quarter, (2) $1,500 for each meeting of the Board of Directors attended in person ($1,000 for each telephonic attendance), and (3) $1,000 for each committee meeting attended in person ($750 for each telephonic attendance). In the event of an unscheduled meeting of the Board of Directors or committee meeting of short duration (i.e., less than one hour), a fee of $500 may be paid to each outside director attending such meeting, in the discretion of the Chairman of the Board or the committee chairperson. In addition, the chairperson of the Audit Committee will receive an annual cash retainer in the amount of $6,000 and the chairperson of each of the other committees of the Board of Directors, except the Executive Committee, will receive an annual cash retainer in the amount of $4,000. The compensation for outside directors is periodically reviewed for adjustment by the Compensation Committee. During 2005 the Committee retained a compensation consulting firm to assist them with this review.
     Deferred Compensation for Non-Employee Directors. Effective May 1, 2001, the Corporation amended and restated the First Charter Corporation 1994 Deferred Compensation Plan for Non-Employee Directors (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, eligible directors may elect to defer all or part of their director’s fees for a calendar year, in exchange for Common Stock. The amount deferred, if any, must be in multiples of 25 percent of their total director’s fees. Each participant is fully vested in his or her account balance under the Deferred Compensation Plan. The Deferred Compensation Plan generally provides for fixed payments or a lump sum payment, or a combination of both, in shares of Common Stock after the participant ceases to serve as a director for any reason.
     The Common Stock purchased by the Corporation for the Deferred Compensation Plan is maintained in the First Charter Corporation Directors’ Deferred Compensation Trust, a Rabbi Trust (the “Trust”), on behalf of the participants. The assets of the Trust are subject to the claims of general creditors of the Corporation. Dividends payable on the shares of Common Stock held by the Trust will be reinvested in additional shares of Common Stock and held in the Trust for the benefit of the participants. Deferrals of director fees pursuant to this plan amounted to $84,500 for 2005.
     Effective May 1, 2001, the Corporation approved and adopted a non-qualified compensation deferral arrangement called the First Charter Corporation Directors’ Option Deferral Plan (the “Director OPT Plan”). Under the Director OPT Plan, eligible directors may elect to defer all of their director’s fees and invest these deferrals into mutual fund investments. Participants are offered the opportunity to direct an administrative committee to invest in separate investment funds with distinct investment objectives and risk tolerances.
     We also maintain the First Charter Stock Option Plan for Non-Employee Directors (the “Director Option Plan”) and the 2000 Omnibus Stock Option and Award Plan (the “Omnibus Stock Option Plan”). The Compensation Committee from time to time may grant non-qualified options to purchase Common Stock and/or Restricted Stock Awards (“RSA”) to eligible directors of the Corporation or a subsidiary in accordance with these plans. The terms and provisions of any options granted, including the termination, vesting and accelerated exercise of the options, upon death, disability, retirement or otherwise, as well as the terms and provisions of any RSA granted under these plans, is subject to the discretion of the Compensation Committee. The exercise price of any option granted must be equal to the fair market value of the Common Stock on the date of grant. In January 2005, the Compensation Committee granted a nonqualified option to purchase 2,500 shares of Common Stock to each of the outside directors of the Corporation. The options granted to these persons have terms of ten years and are exercisable in cumulative installments of 20% per year over the next five years, at an exercise price of $23.66 per share. In March 2006 the Compensation Committee approved an RSA grant to each of the outside directors in the amount of 1,000 shares of Common Stock, pursuant to the Omnibus Stock Option Plan. These RSAs vest in cumulative installments of 33% per year over the next three years.
Attendance of Directors
     During 2005, the Board of Directors held 14 meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees of the Board of Directors on which they served during 2005, except for Mr. Revels who attended 64% of said meetings.
Committees of the Board of Directors
     The Board rotated membership and reconstituted its committees effective January 1, 2006. The following is a brief description of the duties of each of our committees and a list of the current members of each such committee, as well as those directors who served on each committee during 2005.
     Executive Committee. Subject to limitations under North Carolina law, the Executive Committee may exercise all of the authority of the Board of Directors in the management of the Corporation. The Executive Committee reviews management reports and makes recommendations to the directors at the regularly scheduled Board of Directors meetings. The Executive Committee did not meet during 2005. James E. Burt, III, (Chairman), Michael R. Coltrane (Vice Chairman), William R. Black, John J. Godbold, Jr., Robert E. James, Jr., Walter H. Jones, Jr., Jerry E. McGee, and Hugh H. Morrison are the current members of the Executive Committee. Robert E. James, Jr. became a member of the Executive Committee in conjunction with being named President and Chief Executive Officer of the Corporation on July 1, 2005. He replaced Lawrence M. Kimbrough, who transitioned to President Emeritus of the Corporation and ceased to be a director effective June 30, 2005.
     ALCO and Finance Committee (the “ALCO Committee”). Established in 2006, the ALCO Committee is responsible for oversight of asset and liability management, capital and dividend planning, liquidity, budgeting and forecasting and contingency planning.

     The ALCO Committee functioned as a committee of the FCB Board of Directors in 2005 and thus never met as a Committee of the Corporation’s Board of Directors. Michael R. Coltrane (Chairman), Harold D. Alexander, William R. Black, James E. Burt, III, Jerry A. Felts and Robert E. James, Jr. are the current members of the ALCO Committee.
     Audit Committee. The Audit Committee, among other things, is responsible for the appointment, compensation, retention and oversight of the Corporation’s independent auditors, and reviews the Corporation’s financial statements, audit reports, internal controls and internal audit procedures. The Audit Committee met 17 times during 2005. William R. Black (Chairman), Jerry A. Felts, Charles A. James, Samuel C. King, Jr., and Ellen L. Messinger are the current members of the Audit Committee. H. Clark Goodwin, who retired from the Board of Directors in April, 2005, and L.D. Warlick served on the Audit Committee in 2005. As determined by the Board of Directors, each of the members of the Audit Committee is an independent director in accordance with the independence requirements of the Securities and Exchange Commission (the “SEC”), and the NASDAQ Stock Market Marketplace Rules (the “NASDAQ Rules”).
     Compensation Committee. The Compensation Committee annually reviews and recommends to the Board of Directors salary grade ranges and merit increase guidelines for our employees and the employees of our subsidiaries. In addition, the committee recommends to the Board of Directors the annual budget request for all salaries and specifically recommends to the Board of Directors all executive officers’ salaries. Furthermore, it reviews recommendations from management regarding major benefit plans and recommends to the Board of Directors annually the formula for matching contributions and discretionary contributions made by the Corporation to the First Charter Retirement Savings Plan or 401(k). The Committee also reviews recommendations for the formula for funding and payments under the Corporation’s Annual Incentive Plan (the “Annual Incentive Plan”). The Compensation Committee grants options and other stock-based awards under and administers the First Charter Comprehensive Stock Option Plan, Omnibus Stock Option Plan, the 1999 Employee Stock Purchase Plan (“1999 ESPP”), the First Charter Corporation Restricted Stock Award Program and the Director Option Plan. The Compensation Committee met eight times during 2005. Jerry E. McGee (Chairman), Michael R. Coltrane, (2006 appointee), Walter H. Jones, Jr., Thomas R. Revels and L.D. Warlick, Jr., (2006 appointee), are the current members of the Compensation Committee. William R. Black, Charles A. James and Samuel C. King, Jr., also served on the Compensation Committee during 2005. In order to comply with certain restrictions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Compensation Committee is composed solely of directors who qualify as “non-employee directors,” as that term is defined in Rule 16b-3. As determined by the Board of Directors, each of the members of the Compensation Committee is an independent director in accordance with the independence requirements of the NASDAQ Rules.
     Governance and Nominating Committee. The Governance and Nominating Committee evaluates and recommends nominees for the Board of Directors. In addition, the Governance and Nominating Committee assesses the effectiveness of the Board of Directors and its committees and assists in the development and implementation of the Corporation’s Corporate Governance Guidelines. The Governance and Nominating Committee met five times during 2005. Walter H. Jones, Jr. (Chairman), Samuel C. King, Jr., (2006 appointee), Jerry E. McGee, (2006 appointee), Ellen L. Messinger, and L.D. Warlick, Jr. are the current members of the Governance and Nominating Committee. Harold D. Alexander, Michael R. Coltrane and William W. Waters also served on the Governance and Nominating Committee during 2005. As determined by the Board of Directors, each of the members of the Governance and Nominating Committee is an independent director in accordance with the independence requirements of the NASDAQ Rules.

Nominations for Director
     The Governance and Nominating Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board of Directors director nominees to be presented for shareholder approval at the Annual Meeting of Shareholders and director candidates to fill vacancies on the Board of Directors as they arise. The Governance and Nominating Committee will consider candidates recommended by shareholders for election to the Board of Directors. Our Bylaws set forth the procedures for you to follow in order to nominate persons for election to the Board of Directors. Generally, you may properly bring a nomination before the annual meeting of shareholders in a given year if you provide written notice to the Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary date of the prior year’s annual meeting of shareholders. This notice must include certain biographical information relating to the person nominated. You must also inform us of the number of shares of Common Stock you beneficially own. The Governance and Nominating Committee will consider the nomination for the Board of Directors’ slate of nominees for that year. The Bylaws provide a different time frame for submitting nominations if the annual meeting is held more than 30 days before or 60 days after the anniversary date of the prior year’s annual meeting. Finally, the Bylaws set forth under what circumstances you may submit a nomination for director before a special meeting of shareholders and the time frame within which the nomination must be submitted. Unless nominations are presented in accordance with these Bylaw provisions, they will be disregarded and invalid. You may obtain a copy of the Bylaws, upon written request, to First Charter Corporation, Post Office Box 37937, Charlotte, North Carolina, 28237-7937, Attention: Corporate Secretary, and upon payment of $25.00 to cover the costs of reproduction and mailing.
     The Governance and Nominating Committee reviews the background and qualifications of each director nominee to determine his or her experience, competence and character and assesses such director nominee’s potential contribution to the Board of Directors. It is the policy of the Governance and Nominating Committee to select individuals as director nominees who have recognized personal and professional integrity, who have demonstrated exceptional ability and judgement and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation and its shareholders. Director nominees will be selected by the Governance and Nominating Committee on the basis of their outstanding achievement in their personal careers, broad experience, wisdom, ability to make independent analytical inquiries, understanding of the business environment, specialized knowledge (such as an understanding of accounting, financial, marketing or regulatory matters), willingness to devote adequate time to the duties of the Board of Directors, and commitment to the Corporation’s communities and shared values. Shareholder nominees will be analyzed by the Governance and Nominating Committee in the same manner as nominees that are nominated by the Governance and Nominating Committee.
     All nominees for election to the Board of Directors have been recommended by the Governance and Nominating Committee. Except for Mr. Robert E. James, Jr., all such nominees are current directors standing for re-election. Mr. James was appointed to the Board of Directors in July of 2005 and is required to stand for election by the shareholders of the Corporation at the Annual Meeting.

OWNERSHIP OF COMMON STOCK
     The following table shows, as of January 31, 2006, the number of shares of Common Stock and the percent of outstanding Common Stock beneficially owned by (i) each director and nominee for director of the Corporation, (ii) each executive officer of the Corporation named in the Summary Compensation Table contained elsewhere herein and (iii) all directors and executive officers as a group. Based upon a search of filings made with the Securities and Exchange Commission, no shareholder of the Corporation owns 5 percent or more of our Common Stock.

	Shares Beneficially Owned (1)
Name	Number		Percent of Class
Harold D. Alexander	132,739	(2)	*
William R. Black	109,882	(3)	*
James E. Burt, III	154,463	(4)	*
Charles A. Caswell	9,100	(5)	*
Michael R. Coltrane	95,409	(6)	*
Jerry A. Felts	1,000	(7)	*
John J. Godbold, Jr.	196,638	(8)	*
Charles A. James	175,093	(9)	*
Robert E. James, Jr.	131,805	(10)	*
Walter H. Jones, Jr.	56,842	(11)	*
Lawrence M. Kimbrough	309,982	(12)	1%
Samuel C. King, Jr.	82,718	(13)	*
Richard A. Manley	32,072	(14)	*
Jerry E. McGee	34,802	(15)	*
Ellen L. Messinger	23,938	(16)	*
Hugh H. Morrison	57,358	(17)	*
Thomas R. Revels	19,148	(18)	*
Stephen M. Rownd	39,430	(19)	*
Cecil O. Smith, Jr.	1,927	(20)	*
L. D. Warlick, Jr.	184,596	(21)	*
William W. Waters	71,456	(22)	*

All directors and executive officers of the Corporation as a group (22 persons)	1,923,803	(23)	6.16%

*	Less than 1%.

(1)	Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to the shares listed.

(2)	Includes 23,717 shares owned by Mr. Alexander’s spouse, as to which she has sole voting and investment power, and 10,520 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(3)	Includes 17,920 shares that may be acquired by Dr. Black upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(4)	Includes 10,808 shares owned by Mr. Burt’s spouse, as to which she has sole voting and investment power; and (i) 9,020 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006, and (ii) 5,285 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition.

(5)	Includes 2,000 shares that may be acquired by Mr. Caswell upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006, and 4,000 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program as to which he has sole voting power, but not investment power.

(6)	Includes 17,920 shares that may be acquired by Mr. Coltrane upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006. Also includes 8,578 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition, and 8,925 shares held in the Anne Collins Coltrane Trust as to which he may be deemed to be the beneficial owner, as to which he has sole voting and investment power.

(7)	Includes 500 shares that may be acquired by Mr. Felts upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(8)	Includes 1,789 shares owned by Mr. Godbold’s spouse, as to which she has sole voting and investing power, and 17,120 shares that may be acquired by Mr. Godbold upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(9)	Includes 19,200 shares owned jointly by Mr. Charles A. James and his children, as to which he has shared voting and investment power, and 3,027 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(10)	Includes 116,719 shares that may be acquired by Mr. Robert E. James, Jr. upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(11)	Includes 512 shares owned jointly by Mr. Jones and his spouse, as to which he has shared voting and investment power; 33,350 shares owned by his spouse, as to which she has sole voting and investment power; and 3,227 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006. Also includes 12,624 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition.

(12)	Includes 709 shares owned by Mr. Kimbrough’s spouse, as to which she has sole voting and investment power, and 61,864 shares that may be acquired by him upon the exercise of stock options that are currently exercisable.

(13)	Includes 6,466 shares owned jointly by Mr. King and his spouse, as to which they have shared voting and investment power; 4,759 shares owned by his spouse, as to which she has sole voting and investment power; 14,798 shares owned by his mother’s estate, as to which, as executor, he has sole voting and investment power; and 10,160 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006. Also includes 887 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition.

(14)	Includes 23,618 shares that may be acquired by Mr. Manley upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(15)	Includes 16,120 shares that may be acquired by Dr. McGee upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006. Also includes 6,308 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition.

(16)	Includes 426 shares owned by Ms. Messinger’s spouse, as to which he has sole voting and investment power, and 16,920 shares that may be acquired by her upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(17)	Includes 1,451 shares owned by Mr. Morrison’s spouse, as to which she has sole voting and investment power, and 4,227 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006. Also includes 9,721 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition.

(18)	Includes 287 shares owned jointly by Mr. Revels and his former spouse, as to which they have shared voting and investment power, and 15,120 shares that may be acquired by Mr. Revels upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006. Also includes 3,731 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition.

(19)	Includes 37,335 shares that may be acquired by Mr. Rownd upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(20)	Includes 1,427 shares that may be acquired by Mr. Smith upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(21)	Includes 2,967 shares held by Mr. Warlick’s spouse as custodian for their children, as to which she has sole voting and investment power; 19,235 shares owned by his spouse, as to which she has sole voting and investment power; 4,243 shares owned by MGGW Ltd. Partnership, as to which he has shared voting and investment power; 12,816 shares owned by Warlick Funeral Home, Inc., as to which he has sole voting and investment power; and 9,440 shares that may be acquired by him upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006. Also includes 39 shares as to which he may be deemed to be the beneficial owner that are held pursuant to the Deferred Compensation Plan, as to which he would have sole voting and investment power upon acquisition.

(22)	Includes 10,520 shares that may be acquired by Mr. Waters upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006.

(23)	Includes 1,404 shares that may be acquired by an additional executive officer upon the exercise of stock options that are currently exercisable or become exercisable within 60 days of January 31, 2006, and 1,200 unvested restricted shares granted under the Corporation’s Restricted Stock Award Program, as to which he has sole voting power, but no investment power.
CORPORATE GOVERNANCE MATTERS
Director Independence
     Upon the consideration of the criteria and requirements regarding director independence set forth in the NASDAQ Rules, the Board of Directors has determined that each of the following directors that will serve after the date of the Annual Meeting are “independent directors”: Dr. Black, Mr. Coltrane, Mr. Felts, Mr. Charles A. James, Mr. Jones, Mr. King, Dr. McGee, Ms. Messinger, Mr. Morrison, Mr. Revels, Mr. Warlick, and Mr. Waters.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
     The Corporation’s Board of Directors previously adopted the “First Charter Corporation Code of Business Conduct and Ethics” (the “Code”), applicable to the directors and employees (including the Chief Executive Officer and the Chief Financial Officer) of the Corporation and its subsidiaries. During 2005, the Board of Directors reaffirmed the adoption of the Code. In addition, in furtherance of our long-standing goal of providing effective corporate governance of our business and affairs for the benefit of shareholders, the Board of Directors previously adopted the “First Charter Corporation Corporate Governance Guidelines” (the “Corporate Governance Guidelines”). A copy of each of the Code and the Corporate Governance Guidelines is available on our website at www.FirstCharter.com under the “Corporate Governance” section.

Committee Charters
     Each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee operate under written charters that have been approved by the Board of Directors. These charters are available on our website at www.FirstCharter.com under the “Corporate Governance” section.
Audit Committee Financial Expert
     The Board of Directors has determined that one member of the Audit Committee, Jerry A. Felts, is an audit committee financial expert. Mr. Felts is “independent” as that term is defined in the NASDAQ rules.
Shareholder Communications
     You may communicate directly with any member or committee of the Board of Directors or the Chair of any committee by writing to the Board of Directors, or a specific Committee Chair or director at the following address: First Charter Corporation Board of Directors, c/o Corporate Secretary, Post Office Box 37937, Charlotte, North Carolina 28237-7937. Each such communication should specify the applicable addressee. The Board of Directors has instructed the Corporate Secretary to forward these communications to the addressee, and if no specific addressee is listed, to the Chairman of the Board of Directors.
Attendance at 2005 Annual Meeting
     At the 2005 Annual Meeting of Shareholders, 15 members of our Board of Directors were in attendance. We believe that the Annual Meeting is an opportunity for shareholders to communicate directly with our directors. Pursuant to our Corporate Governance Guidelines, directors are encouraged to attend the Annual Meeting of Shareholders.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors is currently composed of five directors and operates under a written charter. The Audit Committee annually reviews and reassesses the adequacy of the Audit Committee Charter.
     Management is responsible for the Corporation’s internal controls and the financial reporting process. The independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, and oversight of the Corporation’s independent auditors.
     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards).
     The Corporation’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent auditors that firm’s independence.

     Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Board of Directors:

William R. Black	Samuel C. King, Jr.
Jerry A. Felts	Ellen L. Messinger
Charles A. James
EXECUTIVE COMPENSATION
Summary Compensation Table
     The following Summary Compensation Table shows the compensation of our current and former Chief Executive Officer and each of our four other most highly compensated executive officers as of the end of 2005 (the “named executive officers”), in each case, for services rendered in all capacities during the periods indicated.

		Annual Compensation			Long Term Compensation
				Other		Securities
				Annual	Restricted	Underlying	All Other
		Salary	Bonus	Compensation	Stock Award	Options/SARs	Compensation
Name and Principal Position(s)	Year	($)	($) (5)	($) (6)	($) (7)	(#)	($) (8)
Lawrence M. Kimbrough (1)	2005	$375,000	$47,614	—	—	—	$53,203
President and Chief	2004	375,000	167,438	—	—	1,875	30,130
Executive Officer of Corporation	2003	375,000	—	—	—	49,466	29,529

Robert E. James (2)	2005	$295,795	$76,636	—	—	18,448	$23,291
President and Chief	2004	227,506	101,582	—	—	—	19,898
Executive Officer of Corporation	2003	212,160	—	—	—	21,597	17,103

Charles A. Caswell (3)	2005	$194,712	$52,800	$33,566	$118,650	10,000	$406
Executive Vice President, Chief Financial Officer, and Treasurer of Corporation

Stephen M. Rownd	2005	$213,920	$40,900	—	—	13,097	$7,043
Executive Vice President, Chief	2004	198,640	78,050	—	—	—	6,776
Risk Officer of Corporation	2003	198,640	—	—	—	20,220	14,845

Richard A. Manley (4)	2005	$177,308	$25,700	—	—	6,567	$12,073
Executive Vice President and Chief Banking Officer of Corporation

Cecil O. Smith (4)	2005	$148,846	$25,700	—	—	7,138	$6,171
Executive Vice President and Chief Operations Officer of Corporation

(1)	Mr. Kimbrough transitioned from President and Chief Executive Officer to President Emeritus, effective June 30, 2005, until his formal retirement on January 31, 2006.

(2)	Mr. James became President and Chief Executive Officer of the Corporation on July 1, 2005.

(3)	Mr. Caswell joined the Corporation on February 14, 2005 and was named an Executive Officer at that time.

(4)	Mr. Smith joined the Corporation on February 28, 2005 and together with Mr. Manley were named Executive Officers on March 23, 2005.

(5)	Represents amounts earned pursuant to the Corporation’s Annual Incentive Plan for the year indicated. Amounts earned during a particular year are paid during the succeeding calendar year after they are earned. See “Report of Compensation Committee on Executive Compensation” for a brief description of the Annual Incentive Plan.

(6)	As permitted by rules promulgated by the Securities and Exchange Commission, no amounts are shown for any executive officer with respect to “perquisites,” where such amounts do not exceed the lesser of (i) 10% of the sum of the amounts of salary and bonus for the executive officer, or (ii) $50,000. Mr. Caswell was reimbursed $33,566 for certain moving-related expenses as provided for in his employment agreement.

(7)	From time to time, the Corporation grants restricted stock awards to the named executive officers. Holders of restricted stock receive the same cash dividends as other shareholders owning Common Stock. The restrictions imposed on the restricted shares lapse with respect to one-fifth of the shares on the last day of each year beginning the year the shares were granted. In the event the participant’s employment with the Corporation ends due to the participant’s death, disability or retirement with the consent of the Corporation, or because the Corporation undergoes a change of control, all restrictions will lapse and all restricted shares will be released to the participant. On February 14, 2005, the Corporation granted Mr. Caswell 5,000 restricted shares. The closing price of the Common Stock as reported on the NASDAQ National Market was $23.73 on that date. On December 31, 2005, 1,000 of those restricted shares became vested. At December 31, 2005, Mr. Caswell owned an aggregate of 4,000 restricted shares that had a market value of $94,640 based on the closing price of $23.66 of the Common Stock as reported by the NASDAQ National Market on that date.

(8)	Consists of (i) amounts contributed by the Corporation under the Retirement Savings Plan; (ii) amounts contributed by the Corporation under the First Charter Option Plan Trust (the “OPT Plan”); and (iii) the dollar value of the premium paid by the Corporation for term life insurance. The amounts paid pursuant to the Retirement Savings Plan are as follows: Kimbrough $4,753; James $11,088; Rownd $6,363; Manley $8,089 and Smith $4,818. Amounts contributed to the OPT Plan by the Corporation are as follows: Kimbrough $18,924; James $9,894 and Manley $764. The dollar amount of premiums paid by the Corporation for term life insurance are as follows: Kimbrough $3,564; James $2,309; Caswell $406; Rownd $680; Manley $548; and Smith $1,353. Also includes (i) $2,672 paid to Mr. Manley in connection with discontinuance of legacy employee benefit plan; and (ii) $25,962 paid to Mr. Kimbrough in connection with accrued paid time off.

Stock Option Plans
     We have in effect the Omnibus Stock Option Plan, the Comprehensive Stock Option Plan, and the 1999 ESPP pursuant to which the Compensation Committee may grant stock options to officers and other key employees of the Corporation and its subsidiaries.
The following table indicates option grants pursuant to our plans during our last fiscal year.
Option/SAR Grants in Last Fiscal Year

Individual Grants
		Percent of
	Number of	Total Options/
	Securities	SARs Granted	Exercise
	Underlying	to Employees	or Base		Grant Date
	Options/SARs	in Fiscal	Price	Expiration	Present
Name	Granted	Year (1)	($/Sh)	Date	Value (2)

R. E. James	9,331	2.02%	$23.660	01/19/15	$57,057	(3)
	9,117	1.97%	$23.660	01/19/15	$48,992	(3)

C. A. Caswell	10,000	2.16%	$23.730	02/14/15	$56,361	(4)

S. M. Rownd	5,692	1.23%	$23.660	01/19/15	$34,805	(3)
	7,405	1.60%	$23.660	01/19/15	$39,792	(3)

R. E. Manley	1,193	0.26%	$23.660	01/19/15	$7,295	(3)
	5,374	1.16%	$23.660	01/19/15	$28,878	(3)

C. O. Smith	7,138	1.55%	$23.600	02/28/15	$38,809	(5)

(1)	Based on options to purchase 461,996 shares granted to all employees.

(2)	Values are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(3)	The estimated values under the Black-Scholes model for options granted on January 19, 2005 are based on the following assumptions: options vest equally over 5 years; options expire in 10 years; the risk free rate of 3.97%; expected life of 6.2 years; expected volatility of 26.49%; and the dividend yield of 3.19%.

(4)	The estimated values under the Black-Scholes model for options granted on February 14, 2005 are based on the following assumptions: options vest equally over 5 years; options expire in 10 years; the risk free rate of 3.88%; expected life of 7.5 years; expected volatility of 26.40%; and the dividend yield of 3.18%.

(5)	The estimated values under the Black-Scholes model for options granted on February 28, 2005 are based on the following assumptions: options vest equally over 5 years; options expire in 10 years; the risk free rate of 4.18%; expected life of 6.24 years; expected volatility of 26.38%; and the dividend yield of 3.20%.

     The following table provides a summary of the stock options exercised during 2005 by the named executive officers and the value of each executive’s unexercised stock options held at fiscal year end under our stock option plans.
Aggregated Option / SAR Exercises in 2005 and Option / SAR Values at December 31, 2005

			Number of
			Securities Underlying		Value of
	Shares		Unexercised Options/SARs		In-the-money Options/SARs (1)
	Acquired on	Value	at 12/31/05		at 12/31/05
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
L.M. Kimbrough	172,442	$1,140,710	19,904	38,060	$10,649	$210,195
R.E. James	—	—	104,313	35,804	706,683	95,951
C.A. Caswell	—	—	—	10,000	—	—
S.M. Rownd	29,822	$254,388	26,555	29,346	166,645	89,832
R.E. Manley	15,798	$133,938	17,134	20,285	72,711	59,038
C.O. Smith	—	—	—	7,138	—	428

(1)	Determined based on the closing price of $23.66 of the Common Stock as reported by the Nasdaq National Market on December 30, 2005.
Change in Control and Employment Agreements
     Lawrence M. Kimbrough. Pursuant to a Transition Agreement and Release between the Corporation and Lawrence M. Kimbrough dated April 27, 2005 (the “Transition Agreement”), Mr. Kimbrough commenced his transition from his role as President and Chief Executive Officer of the Corporation on April 28, 2005. He continued to be employed by the Corporation as President and Chief Executive Officer until June 30, 2005 (the “Role Transition Date”). Following the Role Transition Date, Mr. Kimbrough voluntarily relinquished his duties and responsibilities as President and Chief Executive Officer of the Corporation and as a director of both the Corporation and FCB. Mr. Kimbrough continued to be employed by the Corporation as President Emeritus from July 1, 2005 through January 31, 2006 (the “Separation Date”), at which time he retired and his employment with the Corporation ceased. The period beginning April 28, 2005 through January 31, 2006 is herein referred to as (the “Transition Period”).
     During the Transition Period, Mr. Kimbrough continued to receive his then bi-weekly base salary of $14,423, less applicable deductions under the terms of the Amended and Restated Employment Agreement between the Corporation and Mr. Kimbrough dated as of December 19, 2001 (the “Employment Agreement”), which continued through its scheduled termination date on the Separation Date; participated in the First Charter Annual Incentive Plan for fiscal year 2005, in accordance with the terms and conditions of such plan, prorated for his active service as President and Chief Executive Officer through the Role Transition Date; continued to accrue paid time off through the Role Transition Date, and continued to be provided those general benefits that he received immediately prior to entering into the Transition Agreement, including 401(k) plan participation, and all group health, hospitalization, disability, dental, life and other insurance and employee welfare benefit plans, subject to his eligibility, and payment or reimbursement, as applicable, of certain membership dues, fees and assessments for his club memberships. Mr. Kimbrough also was entitled to certain benefits in connection with his final, scheduled

January 31, 2006 retirement from the Corporation, including a lump sum payment of all unused paid time off through the Role Transition Date; the potential continuation of health and dental coverage for him and his eligible dependants at his expense under COBRA; the right to receive all accrued benefits under the Amended and Restated Supplemental Agreement for Deferred Compensation between the Corporation and Mr. Kimbrough and the Corporation’s Option Plan Trust Deferred Compensation Plan; and certain excess parachute payment protections in connection with a “change in control” of the Corporation as defined in the Internal Revenue Code of 1986, as amended. In addition, any current unexercised, non-vested options to purchase Common Stock previously granted to Mr. Kimbrough under the 2000 Omnibus Stock Option and Award Plan and Comprehensive Stock Plan became fully vested on the Separation Date, and Mr. Kimbrough is required to exercise all such outstanding, non-lapsed vested stock options within ninety days of the Separation Date.
     In exchange for the benefits contained in the Transition Agreement, Mr. Kimbrough has agreed to honor the existing confidentiality, return of records and non-competition provisions of the Employment Agreement, and fully release the Corporation, and its subsidiaries and affiliate companies from all claims, subject to limited exceptions.
     Robert E. James. Pursuant to an amended and restated employment agreement between the Corporation and Robert E. James effective December 19, 2001, Mr. James is employed by the Corporation as President and Chief Executive Officer for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on October 31, 2015. Under the terms of the agreement, Mr. James will receive an annual base salary of at least $196,000 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.
     Pursuant to a supplemental executive retirement plan between Mr. James and the Corporation dated June 21, 1999, and as amended and restated December 19, 2001, Mr. James will be entitled to receive a total of $785,000, if certain conditions are satisfied, when he reaches the age of 65. Such benefit will become 50% vested on January 1, 2005 and vests in additional 10% increments on January 1 of each year thereafter, beginning January 1, 2005, until fully vested on January 1, 2009. This benefit will become fully vested if (i) Mr. James dies, (ii) Mr. James becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.
     In addition, Mr. James has certain other rights in connection with a “change in control” as described below.
     Charles A. Caswell. Pursuant to an employment agreement between the Corporation and Charles A. Caswell dated April 13, 2005, and retroactively effective to March 17, 2005, Mr. Caswell is employed by the Corporation as Executive Vice President, Chief Financial Officer and Treasurer for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term to expire on June 27, 2027. Under the terms of the agreement, Mr. Caswell, will initially receive a base salary of $225,000 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.
     In addition, Mr. Caswell has certain other rights in connection with a “change in control” as described below.
     Stephen M. Rownd. Pursuant to an amended and restated employment agreement between the Corporation and Stephen M. Rownd effective December 19, 2001, Mr. Rownd is employed by the Corporation as Executive Vice President for a rolling thirty-six month term which, unless terminated earlier, automatically extends on the last day of each successive month thereafter, with the last such possible thirty-six month term expiring on May 31, 2024. Under the terms of the agreement, Mr. Rownd will receive an annual base salary of at least $183,600 per year, plus benefits, and may be entitled to receive annual bonus compensation from one or more arrangements including but not limited to the Annual Incentive Plan.
     Mr. Rownd and the Corporation are also parties to a supplemental executive retirement plan effective December 19, 2001, pursuant to which Mr. Rownd will be entitled to receive a total of $1,205,000, if certain conditions are satisfied, when he reaches age 65. Such benefit will become 50% vested on January 1, 2006 and vests in additional 10% increments on January 1 of each year thereafter, beginning January 1, 2007, until fully vested on January 1, 2011. This benefit will become fully vested if (i) Mr. Rownd dies, (ii) Mr. Rownd becomes disabled, or (iii) upon a “change in control” as described below, and is subject to forfeiture under certain circumstances.
     In addition, Mr. Rownd has certain other rights in connection with a “change in control” as described below.
     Change in Control. The employment agreements between the Corporation and Messrs. James, Caswell and Rownd contain provisions relating to a change in control. In addition, Messrs. Richard A. Manley and Cecil O. Smith, Jr. are parties to change in control agreements with the Corporation, dated December 19, 2001 and April 13, 2005, respectively. These agreements provide for certain payments to such officers in the event their employment is terminated following a “change in control” of the Corporation. For purposes of the agreements, a “change in control” generally includes a merger or similar transaction involving the Corporation in which the Corporation’s shareholders receive less than 50% of the voting stock of the surviving corporation, the sale or transfer of substantially all the Corporation’s assets, certain acquisitions of more than 20% of the Common Stock by any person or group other than a person or group who owned more than 5% of the Common Stock as of the date of the agreements unless prior approval of the Board is received, certain instances in which the composition of the Corporation’s Board of Directors changes by more than 50% during a two year period, or any other transaction that would constitute a change in control required to be reported by the Corporation in a proxy statement or the acquisition of control of the Corporation under applicable federal banking laws.
     To be entitled to payments upon such a change in control, (a) the officer’s employment must be terminated other than for cause, or (b) the officer must terminate his employment for good reason, in either case within one year following the change in control. “Cause” is defined generally as willful misconduct, use of narcotics or alcohol in a manner that affects the officer’s duties, conviction of a crime involving moral turpitude or for any felony, embezzlement or theft, gross inattention or dereliction of duty or the breach by the officer of certain other duties and obligations. “Good reason” generally means a material reduction in the officer’s duties or a change in title resulting in reduction of the officer’s duties, a material reduction in salary or bonus, or the relocation of the officer to an area farther than a specified distance from their primary employment location.
     The respective employment and change in control agreements of the named executive officers provide for continued payment of base salary and average bonus amounts, as well as certain continued benefits provided to employees generally following an event which would entitle such officer to payments under his agreement for a period of 35 months with respect to Messrs. James, Caswell and Rownd and for a period of 24 months with respect to Messrs. Smith and Manley. The employment agreements eliminate the tax-related ceiling on post-employment compensation under Section 280G of the Internal Revenue Code of 1986, as amended, by providing for a corresponding payment by the Corporation of any taxes imposed by that section. In addition, upon a change in control resulting in the loss of employment for each of Messrs. James and Rownd, the benefits provided under their supplemental executive retirement plans automatically vest 100%, if not fully vested.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
     Recommendations regarding the compensation of our executive officers are generally presented by the Compensation Committee to the Board of Directors for approval. The Corporation’s Human Resources Department, drawing on survey data from several well-established sources, prepares recommendations on salary grade ranges and merit increase guidelines. These, together with the annual budget for salaries and benefits, are submitted for review and approval by the Compensation Committee. The Chief Executive Officer (“CEO”) presents recommendations to the Compensation Committee for the annual salaries of all named executive officers other than the CEO, based on external survey data as well as an assessment of performance during the performance period. Thereafter, the Compensation Committee provides its recommendations to the Board of Directors regarding compensation of all named executive officers of the Corporation, including recommendations regarding the compensation of the CEO. During 2005, the Board of Directors approved all recommendations of the Compensation Committee.
     Set forth below is a report of the Compensation Committee regarding executive compensation for fiscal year 2005.
     Executive Compensation Policies and Program. Our executive compensation program is designed to:
•	Attract and retain qualified management;

•	Compensate management for results achieved in line with competitive practices;

•	Increase short-term financial performance;

•	Enhance long-term shareholder value; and

•	Recognize integrity of conduct, including compliance with the Corporation’s policies and procedures and maintaining internal controls.
     The total compensation package for our executives includes cash and equity-based compensation. Annual compensation may consist of a base salary, an annual incentive award (“bonus”), grants of stock options, performance shares and restricted stock. Our policy is generally to provide a base salary at the median level for comparable executives at peer companies, while placing more emphasis on incentive compensation that is linked to the performance of the Corporation, resulting in a compensation package that rewards strong financial performance.
     During 2005, the Compensation Committee undertook a review of the Corporation’s executive compensation and long-term incentive programs in partnership with an executive compensation consulting firm. The result was a new performance-oriented, long-term incentive plan for the executive leadership of the Corporation (discussed further herein), which will be implemented for fiscal year 2006. This information was also taken into consideration when salary increases and bonus amounts were determined for fiscal year 2005 performance.
     Base Salaries. Generally, the Compensation Committee recommends to the Board of Directors the level of base salary for the CEO and the Corporation’s other executive officers based on competitive norms derived from periodic reports of consultants as well as annual surveys published by industry experts, such as those described above. The Compensation Committee also considers employment agreements, if any, which entitle executives to certain salaries and other benefits. Actual salary changes are based upon an evaluation of each individual’s performance against specific criteria, overall experience level, and contribution to the Corporation’s success.
     Several new executive officers joined the Corporation during 2005; Messrs. Caswell and Smith were offered competitive salaries upon joining the Corporation. Mr. Manley was promoted to Executive Vice President and named an executive officer in 2005. He received a salary increase partially in recognition of his promotion and partially for performance in 2004. Mr. Rownd also received a salary increase for performance during 2004.

     Bonuses. We also maintain the Annual Incentive Plan for executive officers, pursuant to which performance-oriented bonuses may be paid in any given year. The Compensation Committee annually determines the executive officers eligible to participate in the Annual Incentive Plan. In general, those executives that are considered to have major policy input with respect to the Corporation or who are in a position to have a major impact on our earnings are selected to participate in the Annual Incentive Plan. The formula for the Annual Incentive Plan is based on Earnings Per Share, adjusted for certain items (“adjusted EPS”). Actual bonuses paid pursuant to the Annual Incentive Plan are based on adjusted EPS for the Corporation at fiscal year end.
     Under the Annual Incentive Plan, the Compensation Committee annually establishes a target bonus pool amount for each participating executive equal to a percentage of his or her base salary. The percentages are determined based on the executive’s relative responsibilities and ability to impact the financial and operating performance of the Corporation. At year-end, the Compensation Committee reviews the Corporation’s financial performance as it relates to adjusted EPS and determines the actual amounts available to be awarded to participants. Named executive officers’ bonuses are based 100% upon the achievement of actual versus budgeted adjusted EPS. For 2005, targeted EPS was adjusted in recognition of a number of decisions made by executive management with Board approval, including the repositioning of the balance sheet in the fourth quarter of 2005, which reduced earnings for the year but are expected to have a significant long-term positive effect on earnings and the balance sheet going forward. The Compensation Committee awarded incentive awards to Mr. Rownd, Mr. Caswell, Mr. Manley and Mr. Smith for their 2005 performance at the level of 47.6% of their target bonuses, based on the adjusted EPS target. Mr. Caswell received an additional discretionary amount of $10,000, for his strong performance and effective leadership during the Corporation’s implementation of the previously mentioned financial initiatives.
     Equity Based Compensation. The final component of compensation consists of stock awards, designed as a long-term incentive for executives to enhance shareholder value. Through 2005, stock awards consisted of stock options and restricted stock awards. We maintain the Comprehensive Stock Option Plan and the Omnibus Stock Option Plan pursuant to which we may grant stock options (both incentive stock options and non-qualified stock options) and other stock-based awards to key employees. The Compensation Committee administers the Comprehensive Stock Option Plan and the Omnibus Stock Option Plan in its sole discretion, including the determination of the individuals to whom options and other stock-based awards will be granted, the terms on which those awards are granted and the number of shares subject to the awards. In general, when determining the key employees to whom awards shall be granted, the Compensation Committee considers an employee’s relative job responsibilities and ability to impact the financial and operating performance of the Corporation. During 2005, 18,448 options were granted to Mr. James; 13,097 options were granted to Mr. Rownd; and 6,567 options were granted to Mr. Manley. In addition, 10,000 stock options were granted to Mr. Caswell as part of his employment agreement and 7,138 stock options to Mr. Smith upon employment.
     We also maintain the First Charter Restricted Stock Award Program (the “Restricted Stock Program”) administered by the Corporation’s disinterested directors in their sole discretion, including the determination of the individuals to whom restricted shares shall be awarded, the number of shares to be awarded, the restrictions to be applicable to such restricted shares, and all other terms of the awards. During 2005, 5,000 shares of restricted stock were awarded to Mr. Caswell as part of his employment agreement.
     In 2005, the Compensation Committee retained an executive compensation consulting firm to provide advice and counsel on executive compensation in general and the design of a new long-term incentive program in particular. The resulting new long-term incentive plan combines the use of performance shares and time-based stock options, with vesting of performance shares based on achievement of targeted charge-offs, an earnings per share measure relative to peers and a cash return on equity standard over a three year period. In conjunction with this effort, the consulting firm presented the Compensation Committee with guidelines to consider for salaries and annual incentive target percentages for the CEO and all named executives based on proxy analyses of approximately 25 banks of similar size and with similar business models, as well as financial services-specific executive compensation survey data.
     The 2006 equity-based compensation of the named executives will be awarded going forward based on the new long-term incentive plan, which provides for a combination of performance shares, as described above, and time-based stock options.
     Effective December 1, 2000, the Corporation approved and adopted a non-qualified compensation deferral arrangement called the First Charter Option Plan Trust (the “OPT Plan”). The OPT Plan is a tax-deferred capital accumulation plan. Under the OPT Plan, eligible participants may elect to defer up to all of their base salary and cash bonus and invest these deferrals into mutual fund investments. Participants are offered the opportunity to direct an administrative committee to invest in separate investment funds with distinct investment objectives and risk tolerances. Eligible employees for the OPT Plan include executive management, as well as selected key members of senior management.
     The CEO and executive officers have the ability to be awarded income that is lost as a result of restrictions for highly compensated employees and IRS limitations. A calculation was made for each executive, based on his participation in the First Charter Retirement Savings Plan (our 401(k) plan) and that amount, if applicable, was contributed to the OPT Plan.
  Other. In addition to the above forms of compensation, we also provide group term life insurance for our employees, including executive officers. Executive officers generally also participate in the Retirement Savings Plan or 401(k), pursuant to which (i) an eligible employee may elect to defer between 1% and 50% of compensation; (ii) we contribute quarterly a match of 75 cents for each dollar contributed, up to 6% of pay; (iii) we may contribute annually a discretionary matching amount as determined by the Board of Directors from time to time, allocated to participants’ accounts in proportion to their elective deferrals up to 6%, for such year; and (iv) we may contribute annually a discretionary contribution as determined by the Board of Directors, from time to time, allocated to eligible employees, including executive officers, based upon their eligible compensation. Finally, certain of our executives, including the CEO, are parties to employment agreements which include change in control agreements that provide for continued salary, bonus and benefits for a certain period of time upon termination of employment following a change in control of the Corporation, and certain executive officers are a party to change in control agreements. In addition, each of Messrs. James and Rownd are parties to supplemental executive retirement plans (“SERPS”). These agreements and SERPS are described under the heading “Change in Control and Employment Agreements” immediately preceding this report. The Committee considers these other forms of compensation, as well as perquisites made available to executives, when setting annual base salary and incentive compensation.
  Compensation of Chief Executive Officer. The Board of Directors determines the CEO’s compensation based on recommendations of the Compensation Committee. The CEO’s compensation is divided into three segments: base salary, annual incentive and long-term incentive. In January 2005, Mr. James’ base salary was increased to $274,000 in recognition of his performance in 2004 following being named Chief Executive Officer of First Charter Bank. In July, 2005, Mr. James’ base salary was increased to $322,000 in conjunction with his promotion to Chief Executive Officer of the Corporation and in recognition of the performance of First Charter Bank under his leadership for the first six months of 2005.
     In connection with the determination of Mr. James’ 2006 compensation, the Compensation Committee will review and evaluate Mr. James’ 2005 performance based on a formal evaluation process, which considers the following elements:

•	performance against pre-agreed goals and objectives in the areas of financial performance, leadership, board relations/corporate governance, employee relations/development, and public relations;

•	a self-assessment prepared by the CEO at the end of the performance period against these same measurements; and

•	an assessment by the Board of the CEO’s overall strengths and further development needs.
     The annual incentive segment of the CEO’s compensation is based on the Annual Incentive Plan and is calculated in the same manner as described under the Bonuses section of this report. Based on the adjusted EPS target, the CEO earned a cash bonus of $76,636.
     As discussed under the heading “Change in Control and Employment Agreements” immediately preceding this report, Lawrence M. Kimbrough transitioned from his position as President and Chief Executive Officer to President Emeritus status effective June 30, 2005. During 2005, Mr. Kimbrough’s base salary remained set at $375,000 based on his employment agreement. In connection with his transition, Mr. Kimbrough entered into a Transition Agreement and Release (“Transition Agreement”) with the Corporation that provided for the continuation of his current salary through his retirement from the Corporation effective January 31, 2006, together with other specified benefits. The Committee and the Board approved the compensation arrangements under the Transition Agreement partly in recognition of Mr. Kimbrough’s nearly 20 years of service and leadership as CEO of the Corporation and to insure an orderly management transition to Mr. James, the new CEO, with Mr. Kimbrough’s assistance and guidance.
     Deductibility of Compensation Expenses. Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by the Company for compensation paid to the CEO and the other most highly compensated executive officers to $1 million per officer per year, unless it qualifies as “performance-based” compensation. To qualify as “performance-based,” compensation payments must satisfy certain conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation. It is the Corporation’s current policy that, to the extent possible, compensation paid to its executive officers be deductible under Section 162(m) of the Internal Revenue Code.
Submitted by the Compensation Committee of the Board of Directors*:

Jerry E. McGee (Chairman)	Thomas R. Revels
William R. Black	Walter H. Jones, Jr.
Charles A. James	Samuel C. King, Jr.
*The individuals listed above constituted the Compensation Committee during 2005 and participated in the deliberations concerning executive compensation reported for 2005. William R. Black, Charles A. James and Samuel C. King, Jr., ceased to be members of the Compensation Committee effective January 1, 2006 and their positions were filled by Michael R. Coltrane and Lawrence D. Warlick, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS
     Walter H. Jones, Jr., a member of the Compensation Committee, is a Partner in the law firm of Homesley, Jones, Gaines, Dudley, McLurkin & Donaldson, PLLC. That firm has been engaged from time to time by the Corporation for representation in various matters involving collections and foreclosures. During 2005, total legal fees paid by the Corporation to this firm was approximately $2,115.
PERFORMANCE GRAPH
     Set forth below is a line graph comparing the cumulative total shareholder return on the Common Stock with (i) the NASDAQ Stock Market (Composite) Index, a broad equity market index and (ii) the SNL Southeast Bank Index, a published banking industry index that, at December 31, 2005, included
     139 exchange traded banks located in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, assuming in each case, the investment of $100 on December 31, 2000 and the reinvestment of dividends.
FIRST CHARTER CORPORATION
FIVE-YEAR PERFORMANCE INDEX

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

First Charter Corporation	100.00	125.07	131.74	148.58	205.54	191.92
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL Southeast Bank Index	100.00	124.58	137.62	172.81	204.94	209.78

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     FCB has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal shareholders of the Corporation and its subsidiaries and their associates. All loans and commitments included in these transactions were made and are expected to be made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other borrowers and did not and are not expected to involve more than the normal risk of collectibility or present other unfavorable features.
     In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.
     On June 29, 2000, the Corporation and James E. Burt, III, a director of the Corporation, entered into a Separation and Consulting Agreement terminating Mr. Burt’s employment with the Corporation and his prior employment agreements with the Corporation and its successors (the “Burt Agreement”). Pursuant to the Burt Agreement, Mr. Burt will serve as a consultant to the Corporation on a part-time basis until July 31, 2007, unless the consultancy is terminated earlier. Mr. Burt advises the Corporation on its business, customers, products and services, and he remains under the terms of an ongoing non-competition agreement with the Corporation both during the term of the Burt Agreement and for a two-year period following the termination or end of the Burt Agreement. In addition, pursuant to the Burt Agreement, through July 2002, the Corporation provided Mr. Burt with the same or similar general group health and life insurance benefits he received immediately prior to the termination of his employment. During 2005, Mr. Burt received $94,531 for his consulting services.
     During the third quarter of 2004, the Corporation entered into a software licensing agreement and regulatory compliance guarantee with Impact Financial Services for a three-year period. The aggregate cost for the three-year period is $75,600. Mr. Godbold has a 50% financial interest in this transaction. No payments were made to Mr. Godbold by the Corporation during 2005 pursuant to this transaction. Pursuant to the Corporation’s conflict of interest policy for directors and executive officers, the members of the Corporation’s Board of Directors who did not have a direct or indirect interest in the related party transaction reviewed this related party transaction and determined that it was fair to the Corporation and subsequently approved the transaction.
     Samuel C. King, Jr., a director of the Corporation, is the President of King’s Office Supply, Inc., an office products retailer. During 2005, the Corporation purchased an aggregate total of $54,762 of office products and furniture from King’s Office Supply, Inc.
RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
     Pursuant to its authority, our Audit Committee has appointed KPMG LLP, independent registered public accountants, as our auditors for 2006. KPMG LLP has acted in this capacity since 1983. We have been advised by KPMG LLP that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in the Corporation or our subsidiaries other than as its auditors. Although the Audit Committee has the sole authority to select and appoint the independent registered public accountants, we deem it advisable to obtain your ratification of this appointment. We understand that a representative from KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     The fees billed by KPMG LLP for services rendered to the Corporation for the fiscal years indicated below were as follows:

	For Year Ended
Fees	December 31, 2005	December 31, 2004
Audit Fees	$616,000	$454,780
Audit Related Fees (1)	109,992	100,522
Tax Fees (2)	203,210	380,050
All Other Fees (3)	1,500	1,500

(1)	Consists of aggregate fees billed for audits of employee benefit plans and fees for consultations related to audit and accounting matters.

(2)	Consists of aggregate fees billed for tax compliance of $130,000 and $120,000 in 2005 and 2004, respectively. Also consists of additional fees, including $57,110 and $119,420 for services related to tax advice on return filing matters, $4,625 and $88,080 for services related to tax planning, $0 and $22,815 for services related to tax advice on implications of mergers and acquisitions, and $11,475 and $29,735 for other tax advice in 2005 and 2004, respectively.

(3)	Consists of aggregate fees billed for accounting research materials in 2004 and 2005.
Policy on Audit Committee Pre-Approval of the Audit and Permissible Non-Audit Services by the Independent Registered Public Accountants
     The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to assure that they do not impair the accountants’ independence from the Corporation. Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent registered public accountants must be pre-approved.
     Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement. Any proposed engagement relating to permissible non-audit services must be presented to the Audit Committee and pre-approved on a case-by-case basis. In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits. If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred. The Audit Committee reviews requests for the provision of audit and non-audit services by the Corporation’s independent public accountants and determines if they should be approved. Such requests could be approved either at a meeting of the Audit Committee or upon approval of the Chair of the Audit Committee, or another member of the Audit Committee. If a permissible non-audit service is approved by the Chair or another member of the Audit Committee, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services is consistent with the Securities and Exchange Commission’s rules on auditor independence and is compatible with maintaining KPMG LLP’s independence.
     We recommend a vote FOR ratification of the appointment of this firm as independent auditors of the Corporation for 2006. If you do not ratify the appointment of KPMG LLP, our Audit Committee will consider a change in auditors for the next fiscal year.

ANNUAL REPORT
     Our Summary 2005 Annual Report and Form 10-K for the fiscal year ended December 31, 2005, including financial statements, accompany this Proxy Statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16 of the Exchange Act requires our directors and executive officers to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in our equity securities and to provide copies of such reports to us. Based solely upon our review of such copies or written representations related thereto, we believe that all Section 16 filing requirements of our directors and executive officers have been complied with on a timely basis for 2005.
SHAREHOLDER PROPOSALS
     We anticipate that our 2007 Annual Meeting of Shareholders will be held on April 25, 2007. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for the 2007 Annual Meeting of Shareholders would be November 22, 2006. Additionally, we must receive notice of any shareholder proposal to be submitted at the 2007 Annual Meeting of Shareholders (but not required to be included in our proxy statement) in compliance with Article III, Section 15 of our Bylaws. This provision requires that a shareholder give written notice to the Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary date of the prior year’s annual meeting of shareholders. Consequently, any shareholder proposal to be submitted at the 2007 Annual Meeting of Shareholders (but not required to be included in our proxy statement) will not be considered timely pursuant to Rule 14a-5(e) under the Exchange Act unless the notice required by our Bylaws is delivered to the Corporate Secretary not later than the close of business on January 26, 2007 and not earlier than the close of business on December 27, 2006 and the persons named in the proxies solicited by us may exercise discretionary voting authority with respect to such proposal.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
     We have adopted a procedure approved by the Securities and Exchange Commission called “householding,” which reduces our printing costs and postage fees. Under this procedure, record holders who share the same address and have consented to householding will receive only one copy of our Summary 2005 Annual Report and proxy statement unless one or more of these shareholders has notified us that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.
     If you are a record holder residing at an address to which we sent only one copy of our Summary 2005 Annual Report and proxy statement and you wish to receive separate documents in the future, you may discontinue householding by contacting our transfer agent, Registrar and Transfer Company, 10 Commerce Drive Cranford, NJ 07016, at its toll free number (800-368-5948) or on its website at www.rtco.com. If you are an eligible record holder receiving multiple copies of our Summary 2005 Annual Report and proxy statement, you may request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee who has not instituted householding, you may request householding by contacting the applicable party.
     If you are a record holder residing at an address to which we sent only one copy of our Summary 2005 Annual Report and proxy statement and you wish to receive an additional copy of these documents for this meeting, you may contact our Investor Relations Department at Post Office Box 37937, Charlotte, North Carolina, 28237-7937 or by phone at (704-688-4505). We will promptly deliver, upon request, a separate Summary 2005 Annual Report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

FORM 10-K
     A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, IS ATTACHED TO THIS PROXY STATEMENT MAILED TO SHAREHOLDERS, AND COPIES ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO FIRST CHARTER CORPORATION, POST OFFICE BOX 37937, CHARLOTTE, NORTH CAROLINA 28237-7937, ATTENTION: CORPORATE SECRETARY. COPIES OF EXHIBITS ARE AVAILABLE UPON PAYMENT OF $25.00 TO COVER THE COSTS OF REPRODUCTION.
OTHER BUSINESS
     We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgement.

By Order of the Board of Directors,

Stephen J. Antal
Senior Vice President, General Counsel
and Corporate Secretary
March 22, 2006

PROXY CARD
FIRST CHARTER CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2006
     The undersigned hereby appoints Charles A. Caswell and Robin S. Leslie, and each of them, with full power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of Shareholders of First Charter Corporation (the “Corporation”) to be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina, on April 26, 2006 at 10:00 A.M., and at any adjournment thereof, all shares of common stock of the Corporation which the undersigned would be entitled to vote if personally present for the matters appearing on the reverse side of this Proxy Card.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
VOTE VIA THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
ê           FOLD AND DETACH HERE           ê
FIRST CHARTER CORPORATION — ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 2006
YOUR INSTRUCTIONS TO VOTE ARE IMPORTANT!
Proxy Materials are available on-line at:

https://www.proxyvotenow.com/fct
You can provide your instructions to vote in one of three ways:
1.	Call toll free 1-866-388-1540 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/fct and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

The Board of Directors recommends a vote FOR each of the following:	Please mark as indicated in this example	☒

			For	Withhold All	For All Except
1.	ELECTION of the following five nominees listed below as Directors with terms expiring in 2009.		☐	☐	☐

	(01) Michael R. Coltrane	(02) Charles A. James	(03) Robert E. James, Jr.
	(04) Ellen L. Messinger	(05) Hugh H. Morrison

ELECTION of the following nominee listed below as Director with term expiring in 2007.

(06) Walter H. Jones, Jr.

INSTRUCTION: To vote for all nominees, mark “FOR.” To withhold authority to vote for all nominees, mark “Withhold.” To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) in the space provided below.

Please be sure to date and sign this instruction card in the box below.	Date

Sign above

		For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the Corporation’s independent registered public accountants for 2006.	☐	☐	☐

3.	To transact such other business as properly may come before the meeting.

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement.
     Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Mark here for address change and note change	☐

                    * * * IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *
é FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL é
PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., April 26, 2006. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone
Call Toll-Free on a Touch-Tone Phone anytime prior to
3 a.m., April 26, 2006.
1-866-388-1540

Vote by Internet
anytime prior to
3 a.m., April 26, 2006, go to
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Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.
ON-LINE PROXY MATERIALS : Access at https://www.proxyvotenow.com/fct

Your vote is important!

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	FIRST CHARTER CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON APRIL 26, 2006
The undersigned hereby appoints Charles A. Caswell and Robin S. Leslie, and each of them, with full power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of Shareholders of First Charter Corporation (the “Corporation”) to be held at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina, on April 26, 2006 at 10:00 A.M., and at any adjournment thereof, all shares of common stock of the Corporation which the undersigned would be entitled to vote if personally present for the following matters.

Please be sure to date and sign	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above
The Board of Directors recommends a vote FOR each of the following:

			With-	For All
		For	Hold	Except
1.	ELECTION of the following five nominees listed below as Directors with terms expiring in 2009.	☐	☐	☐

	(01) Michael R. Coltrane	(02) Charles A. James
	(03) Robert E. James, Jr.	(04) Ellen L. Messinger
(05) Hugh H. Morrison

ELECTION of the following nominee listed below as Director with term expiring in 2007.

(06) Walter H. Jones, Jr.

INSTRUCTION: To vote for all nominees, mark “For”. To withhold authority to vote for all nominees, mark “Withhold.” To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) in the space provided below.

2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the Corporation’s independent registered public accountants for 2006.	☐	☐	☐

3.	To transact such other business as properly may come before the meeting.

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement.

+	+

é Detach above card, sign, date and mail in postage paid envelope provided. é
FIRST CHARTER CORPORATION

     Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.